CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
UNIT CORPORATION
Pursuant to Section 242
of the General Corporation Law of the State of Delaware
Unit Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 9.1(e) of Article IX thereof and inserting the following in lieu thereof:
“(e) [Reserved].”
2.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 9.1(g) of Article IX thereof and inserting the following in lieu thereof:
“(g) [Reserved].”
3.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 9.1(h) of Article IX thereof and inserting the following in lieu thereof:
“(h) [Reserved].”
4.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article X thereof and inserting the following in lieu thereof:
“ARTICLE X
[Reserved].”
5.    The foregoing amendments were duly adopted in accordance with the provisions of Sections 242 and 228 (by the consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Unit Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 15th day of June, 2021.

UNIT CORPORATION

/s/ Drew Harding
Name: Drew Harding
Title: Vice President, Secretary, and General Counsel